UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 20, 2007
infoUSA Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19598	47-0751545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5711 South 86th Circle
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (402) 593-4500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On August 20, 2007, infoUSA Inc., a Delaware corporation (the “Company”), announced the expiration of its cash tender offer to acquire all of the issued and outstanding shares of common stock and Series A preferred stock of Guideline, Inc., a New York corporation (“Guideline”), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 28, 2007, by and among the Company, Knickerbocker Acquisition Corp., a New York corporation and a wholly-owned subsidiary of the Company (“Purchaser”), and Guideline (the “Merger Agreement”). The initial tender offer expired at 12:00 midnight EDT at the end of Friday, August 17, 2007.
Based on information provided by Wells Fargo Bank, N.A., the paying agent for the offer, a total of 20,053,384 shares of common stock, representing approximately 89% of the outstanding common stock of Guideline, and all of the outstanding shares of Series A preferred stock were validly tendered prior to the expiration of the offer and not withdrawn as of the expiration of the offer. Of the shares of common stock tendered, 489,583 shares were tendered through guaranteed delivery procedures. All such shares have been accepted for purchase in accordance with the terms of the offer and payment for the validly tendered shares will be made promptly. The aggregate consideration payable for the shares purchased in the offer, assuming all guaranteed shares are delivered, is approximately $27.8 million.
Also on August 20, 2007, the Company announced that a subsequent offering period for all of the remaining outstanding and untendered shares of Guideline common stock will commence at 9:00 a.m. EDT on Monday, August, 20, 2007. Subject to the terms and conditions of the offer to purchase, which was previously mailed to Guideline shareholders, Guideline shareholders tendering shares during the subsequent offering period will receive $1.35 in cash, without interest, for each share of Guideline common stock tendered, which is the same amount paid to holders of Guideline common stock who tendered in the offer. Shares properly tendered during the subsequent offering period will be accepted as they are tendered and paid for promptly. The expiration date of the subsequent offering period is 12:00 midnight EDT at the end of Wednesday, August 22, 2007. Procedures for tendering shares of Guideline common stock during the subsequent offering period are the same as during the initial offering period with two exceptions: (1) shares cannot be delivered by the guaranteed delivery procedure, and (2) shares tendered during the subsequent offering period may not be withdrawn.
As a result of its purchase of shares in the offer, Purchaser currently owns more than two-thirds (2/3) of the outstanding shares of Guideline common stock on a fully-diluted basis, which means that the Company and Purchaser can assure the consummation of the proposed merger of Purchaser with and into Guideline by voting the shares owned by Purchaser at a special meeting of the shareholders of Guideline. Moreover, if as a result of the purchase of shares of Guideline common stock in the subsequent offering period, Purchaser acquires more than 90% of the outstanding shares of Guideline common stock, the Company will be entitled to and intends to promptly cause Purchaser to merge with and into Guideline without a meeting of the shareholders of Guideline in accordance with New York’s “short-form” merger statute. As a result of the merger, each remaining outstanding share of Guideline common stock, other than shares held by the Company, Purchaser or Guideline or shares held by Guideline shareholders that perfect their rights to appraisal in accordance with New York law, will be converted into the right to receive $1.35 per share, in cash, without interest.
A copy of the August 20, 2007, press release issued by the Company announcing the expiration of the tender offer, the acceptance of the shares tendered during the tender offer, the commencement of the subsequent offering period, and the expected completion of the merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit
99.1	Press Release issued by infoUSA Inc. on August 20, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

infoUSA Inc. (Registrant)
August 20, 2007	/s/ STORMY DEAN
Stormy Dean
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by infoUSA Inc. on August 20, 2007.